Dr. Jill A. Syverson-Stork Joins Board of Directors of Quepasa Corporation

SCOTTSDALE, Ariz., Aug. 22 /PRNewswire-FirstCall/ -- Quepasa Corporation (OTC Bulletin Board: QPSA - News) announced today that Dr. Jill A. Syverson-Stork joined Quepasa Corporation's Board of Directors. Dr. Syverson-Stork is an independent director and will sit on the Board's Compensation and Nominating Committees.

Dr. Syverson-Stork was raised in Santiago, Chile. She received her B.A. in Hispanic Studies from Smith College (1975) and her Masters and Ph.D. in Romance Languages from Harvard University (1980). Since 1989, Professor Syverson-Stork has been a member of the Spanish Department at Wellesley College. At Wellesley, she is Coordinator of Intermediate Spanish, Director of the Spanish Language House and Cultural Center and teaches courses in Cervantes' Don Quixote and the history and literature of the Spanish Golden Age. Professor Syverson-Stork is also certified in Elementary Education and has taught Spanish at all grade levels -- from kindergarten through adult continuing education -- in the U.S. and in Puerto Rico.

Dr. Syverson-Stork is the author of Theatrical Aspects of the Novel: A Study of Don Quixote (Albatros-Hispanofila) and the author and translator of professional articles on Hispanic literature, history and film. She was a contributing writer for Reflejos (Houghton Mifflin), an intermediate level Spanish language program, and author of pedagogical web sites on cultural topics from Picasso to the art of the Moche people of Peru. Jill Syverson-Stork is the co-author of a bilingual collection of traditional songs and rhymes from Spanish speaking countries entitled Los pollitos dicen/The Baby Chicks Sing (Little, Brown). She is the translator of several other books for children including Marc Brown's Arthur's Teacher Trouble/Arturo y sus problemas con el profesor and What's the Matter with Timmy/Que le pasa a Timmy? by Maria Shriver. Dr. Syverson-Stork is a member of the Massachusetts Foreign Language Association and the American Association of Teachers of Spanish and Portuguese and frequently addresses workshops on language pedagogy and the integration of art, music and literature in the language classroom.

"Dr. Syverson-Stork is an imaginative, thoughtful, and compassionate educator," said Robert B. Stearns, Chairman and Chief Executive Officer of Quepasa Corporation. "Her astute perspectives will immediately fortify the empowering content that we deliver to our fast-growing, bicultural, internet community."

About Quepasa Corporation

Quepasa is the most important Hispanic online community in the world. The Company is committed to providing entertaining, enriching, and empowering products and services to millions of Hispanic and Latino users throughout the U.S. and certain areas of Latin America. Headquartered in Scottsdale, AZ, Quepasa maintains sales offices in New York, NY and Miami, FL and technical operations in Hermosillo, Mexico.

For more information, visit http://www.quepasa.com/

Quepasa.com, Quepasa, and the Quepasa.com logo are registered trademarks of Quepasa.com Inc. and/or its affiliates in the United States and certain other countries.

CONTACT: Charles Mathews, Chief Financial Officer of Quepasa Corporation, +1-480-348-2665, ext. 258